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Microsoft and Activision Blizzard Investor Call

Brett Iverson, Satya Nadella, Bobby Kotick, Phil Spencer, Amy Hood Tuesday January 18, 2022

BRETT IVERSEN: Good morning. Thank you for joining us for the conference call regarding Microsoft’s plan to acquire Activision Blizzard.

On the call with us today are Satya Nadella, Chairman and Chief Executive Officer at Microsoft; Bobby Kotick, Chief Executive Office of Activision Blizzard; Amy Hood, Chief Financial Officer at Microsoft; and Phil Spencer, Chief Executive Officer, Microsoft Gaming. You can replay today’s webcast, as well as view the prepared remarks and supplementary slide deck on the Microsoft investor relations website following the call.

During this call, we will make forward-looking statements, which are predictions, projections or other statements about future events. These statements are based on current expectations and assumptions that are subject to risks and uncertainties. Actual results could differ materially because of factors discussed in today’s press release and presentation in comments made during this call and in the risk factors section of our Form 10-K, Forms 10-Q, and other reports and filings with the Securities and Exchange Commission. We do not undertake any duty to update any forward-looking statement.

And with that, I’ll turn the call over to Satya.

SATYA NADELLA: Thank you, Brett, and thank you, everyone, for joining us to talk about this exciting milestone for Microsoft, Activision Blizzard and the entire gaming industry.

This morning, we announced that we will acquire Activision Blizzard in an all-cash transaction valued at $68.7 billion. This will be the largest acquisition in our history, and we’re investing to create a thriving gaming ecosystem, one where world-class content can more easily reach every gamer across every platform.

For us, when we think about acquisitions, we always start with our mission, to empower every person and every organization on the planet to achieve more. Activision Blizzard is one of the premier game publishers worldwide, and their mission to connect and engage the world through epic entertainment is deeply aligned with our own. Together, our ambition is to bring the joy and community of gaming to everyone on the planet.

When I step back, it’s hard to overstate how competitive, dynamic and exciting the gaming industry is today. Gaming is the largest and fastest-growing category in entertainment. The last two years in particular have shown how critical games are to helping people maintain a sense of community and belonging, even when they’re apart.

Today, three billion consumers around the world play games, and we expect this number will reach 4.5 billion by 2030 as new generations turn to gaming for entertainment, community and a sense of achievement. We are seeing more players, more streamers, more titles and more new game publishers than ever before.

But too much friction still exists today between content, consumption and commerce. We need to make it easier for people to connect and play great games, wherever, whenever and however they want. Today, we face strong global competition from companies that generate more revenue from game distribution than we do from our share of game sales and subscriptions. We need more innovation and investment in content creation and fewer constraints on distribution.

Our vision is for a river of entertainment where the content and commerce flow freely, driving a renaissance across the entire industry to make games more inclusive and accessible to all. And together with Activision Blizzard, that’s what we will be able to deliver. Removing these barriers will only become more important as the digital and physical worlds come together and the metaverse platforms develops.

When we think about our vision for what a metaverse can be, we believe there won’t be a single, centralized metaverse and there shouldn’t be. We need to support many metaverse platforms, as well as a robust ecosystem of content, commerce and applications. In gaming, we see the metaverse as a collection of communities and individual identities anchored in strong content franchises, accessible on every device. And bringing fantastic entertainment together with new technologies, communities and business models is exactly what this transaction is about.

Together with Activision Blizzard, we have an incredible opportunity to invest and innovate to create the best content, community and cloud for gamers to build substantial new value for our shareholders. It starts with content across the console, PC and mobile. Activision Blizzard is home to some of the world’s most legendary games, including billion dollar franchises like Call of Duty, Candy Crush, World of Warcraft. Activision Blizzard’s portfolio adds to our own first-party lineup, from Minecraft to Forza to Halo and the iconic franchises we acquired as part of the acquisition of ZeniMax Media just last year, including Fallout, Doom and Elder Scrolls.

Critically, this transaction significantly expands our presence in mobile, the largest segment in gaming business. Activision Blizzard’s King division is one of the global leaders in mobile gaming. And we will bring as many Activision Blizzard games as we can to our Game Pass subscription service across the PC, console and mobile, including both new games, as well as games from Activision Blizzard’s incredible catalogue, offering even better value and more choice for our gamers.

Together, we have one of the most diverse and robust content pipelines in the industry across every endpoint.

The second key area is community. Activision Blizzard has nearly 400 million monthly active players across 190 countries today. That reach builds on the strength of our own gaming community, from Minecraft and Xbox network to Game Pass. Game Pass now have more than 25 million subscribers, and we’re creating new opportunities for creators across our ecosystem with programs like ID at Xbox, which helped independent developers publish their creations across our platforms.

Together with Activision Blizzard, we will have one of the largest and most engaged communities in all of entertainment, and we’re excited to create new opportunities for both leading publishers, as well as for individuals and small teams to build and monetize their creations across this community.

And finally, and not least, cloud gaming. As we’ve talked about, we deliver the joy and community of gaming by putting players at the center of their entertainment, enabling people everywhere to stream games in high fidelity. That’s why we’ve invested over the past few years in Xbox cloud gaming, deploying specialized Xbox hardware in our datacenters around the world.

Through the cloud, we’re extending the Xbox ecosystem and community to millions of new people, including in global markets where traditional PC and console gaming has long been a challenge. And when we look ahead and consider new possibilities, like offering Overwatch or Diablo, via streaming to anyone with a phone as part of Game Pass, you start to understand how exciting this acquisition will be.

I want to wrap by talking briefly about a vital factor that underlies all of the opportunities I’ve talked about, culture. As CEO of Microsoft, the culture of our organization is my number one priority. This means we must continuously improve the lived experience of our employees and create an environment that allows us to constantly drive every day improvement in our culture.

This is hard work. It requires consistency, commitment and leadership that not only talks the talk, but walks the walk. That’s why we believe it’s critical for the Activision Blizzard to drive forward on its renewed cultural commitments. We are supportive of the goal and the work Activision Blizzard is doing, and we also recognize that after close, we will have significant work to do in order to continue to build a culture where everyone can do their best work.

And this isn’t just for about employees. Our journey of inclusion extends to creating a welcoming and safe community for all our customers, including the hundreds of millions of players who enjoy our games and interactive services. We are committed to protecting players and empowering our employees to do what they love while thriving in a safe and inclusive culture, one where everyone is invited to play. The success of this acquisition will depend on it.

To close, I’ll share some additional details on the transaction. We expect the acquisition to close in fiscal year 2023. When it does, the Activision Blizzard business will report to Phil Spencer, CEO of Microsoft Gaming, who has demonstrated leadership, driving both gaming business success, as well as culture change.

Over more than 30 years as CEO of Activision Blizzard, Bobby Kotick has built the company into one of the world’s most successful and influential entertainment companies, and I’m grateful for his leadership and commitment to real culture change.

With that, let me hand it over to Bobby to share more about the opportunity ahead.

BOBBY KOTICK: Thank you, Satya, and thank you for welcoming us as a part of one of the world’s most admired companies.

I remember our conversation on your first day as CEO. You shared your bold vision to lead Microsoft to help empower people everywhere in the world, and I left inspired.

Our mission, connecting and engaging the world through joy and fun, is also incredibly empowering for our players. Thirty-one years ago, Brian and I began a journey to build one of the world’s great entertainment companies. Our 10,000 exceptionally talented employees in every creative, technical and commercial discipline have passionately built and nurtured some of the world’s most loved and played games.

When we first discussed the chance to merge our incredible talent, extraordinary franchises, our shared commitment to the very best workplaces, and access to Microsoft’s vast resources, it gave Brian, our board of directors and me confidence that we would have a far better chance to succeed in the increasingly competitive race for leadership as gaming through the metaverse evolves.

Our Activision Blizzard and King teams have transformed games into social experiences, enabled players to find purpose and meaning through games. And every day, we entertain communities of hundreds of millions of players connected through our franchises.

Connecting these communities together is the next step in the creation of the metaverse. The race to do this is accelerating, and the resources required for success are enormous. So many of the world’s biggest companies have ambitions with their own gaming and metaverse initiatives. Established and emerging competitors see opportunity for virtual worlds filled with professionally produce content, user-generated content, and rich social connections.

Our talent and our franchises are critical components of the construction of a rich metaverse. We’ve always attracted the very best game makers and built the very best game franchises, seizing opportunity with passion, inspiration, focus and determination.

But competition for diverse talent and the creative and technical capabilities desire to meet the expectations of our players has never been greater. As investments in cloud computing, AI and machine learning, more sophisticated data analytics, user interface and user experience capabilities become more competitive and more necessary for the exciting gaming future that lies ahead, we will benefit tremendously from having a partner like Microsoft to better enable our ambitions.

As we thought about possible partners, all roads ultimately led to Microsoft. Microsoft has all the important technologies we need to deliver the next generation of games. And like Activision, Microsoft has a cultural passion for gaming that goes back to the 1980s. Microsoft’s culture of inspiring people through caring and empathy is a powerful motivator, and one we embrace as we renew our resolve in the work we’re now doing to set a new standard for a welcoming and inclusive workplace culture.

After Microsoft reached out to me and our board deliberated about our future, it was obvious that this was the very best way to ensure Activision Blizzard’s continuing success. Activision’s board of directors unanimously agreed that this was a great transaction with the right partner at the right time. The price of $95 per share in cash delivers a 45 percent premium to our share price on January 14. And our employees, players, investors and partners will all greatly benefit from this transaction.

Microsoft’s scale and resources will only add to the opportunities of our franchise teams to achieve their own visions for their communities. And we couldn’t be more excited to be a part of the impressive team Phil Spencer has built, a team that has led platform innovation since Microsoft first launched Xbox in 2001.

Phil and I have known each other for a very long time. He has the rare combination of leadership talents that are the prerequisites for success in gaming. He is passionate, compassionate, and has deep technical knowledge and the ability to motivate and inspire all types of talent.

The game publisher and platform provider dynamic is a complex, and Phil has always been an exceptional partner. As you can probably tell, we couldn’t be more excited for the incredibly exciting future we have ahead and together. Phil?

PHIL SPENCER: Hi, everyone. This is obviously an extremely exciting day.

At the broadest level, our mission at Microsoft Gaming is to extend the joy and community of gaming to everyone on the planet, billions of people, and this deal accelerates that strategy. When this transaction closes, Microsoft Gaming will be the world’s number three gaming company by revenue, behind Tencent and Sony.

We believe that Microsoft and our team are uniquely positioned with the technical capability, financial capacity, creative vision and the gaming track record required to deliver a truly global, interactive entertainment ecosystem.

With this transaction, Activision Blizzard brings into Microsoft Gaming one of the most exciting collections of content franchises, creative teams and fan bases anywhere in global entertainment across any form of media.

Many Activision Blizzard properties, including at King, are truly beloved by people all over the world, and they will endure for many decades to come.

I’ll reinforce that this is not about short-term results. We have seen Activision Blizzard’s product roadmap and are incredibly enthusiastic about what the teams are creating and the company’s pipeline over many years to come.

We have seen strong recent performance from our existing ZeniMax and Xbox Games Studios and are well-positioned as the stewards of Activision Blizzard’s great franchises. I’m personally excited for the opportunity to work directly with the dedicated, passionate teams at Call of Duty, Blizzard, King, and each of the studios across the company as we reach new heights and even more players together.

We’re all about putting players at the center of everything we do, and this transaction is going to be fantastic, not only for our existing players, but will also help us bring innovative experiences to vast, new audiences. That’s because adding the Activision Blizzard portfolio to our existing operations will also propel our new forms of distribution and monetization, like Cloud Gaming and our Game Pass subscription service.

Each of these services are helping us reach new audiences, especially as we expand into new geographic markets in mobile-first economies. Upon close, we will offer as many Activision Blizzard games as we can within Game Pass, both new titles and games from Activision Blizzard’s incredible catalogue.

As our platform becomes more attractive, the flywheel of content creators and players accelerates. As the creative range on our platform continues to expand, more players are attracted to the service, and the growing scale of the customer base makes the platform more attractive for additional publishers, and so on.

And then, as Satya pointed out, when you think about potential opportunities, like, say, offering Diablo, Call of Duty or Overwatch via cloud streaming to anyone on any device, you can see just how exciting this deal really is.

It doesn’t stop there. Extending our horizon a bit, this transaction will make our approach to the consumer metaverse even stronger. That’s because our vision of the metaverse is based on intersecting global communities rooted in strong franchises. A big part of that is the fact that mobile is the biggest category of gaming, and it’s an area where we have not had a major presence before. This transaction adds one of the most successful mobile publishers to Microsoft Gaming, and I’m personally looking forward to learning from the innovative teams at King.

And perhaps most important, we’re looking forward to working with the thousands of talented Activision Blizzard employees with the same approach of proactive inclusion and partnership that we extend to every member of the Microsoft family. We believe firmly that the great teams at Activision Blizzard have their best work in front of them, and we’re looking forward to making sure they feel supported, safe and engaged in every aspect of their work, going forward. That includes respecting the creative vision and identity of individual game studios. We have fundamental values that we refuse to compromise on, and we embrace the vibrant, creative diversity of our industry.

So, all in all, as we continue our mission to bring the joy and community of gaming to everyone, I couldn’t be more excited about the opportunities presented by coming together with Activision Blizzard. And with that, I’ll hand it over to Amy.

AMY HOOD: Thanks, Phil.

Our approach to mergers and acquisitions is to focus on TAM-expansive opportunities in high-growth markets where we can uniquely add value to the users or the community, and we execute those transactions at a price that supports long-term shareholder value creation. You have heard from Satya, Bobby and Phil that Activision Blizzard meets those criteria. And with all acquisitions, value is ultimately created through terrific execution by an aligned team of talented, creative individuals with a shared vision of the future.

With this acquisition, we continue to deepen our commitment to the three pillars of our gaming strategy: Content, community and cloud. Key measures of our success include accelerated revenue growth from Activision Blizzard’s game portfolio as we extend content to more devices, resulting in increased engagement and monetization across the Xbox platform, as well as additional growth in Game Pass subscribers as we attract new players wherever they play and continue to build one of the most compelling and diverse lineups of triple-A content available.

Now, let’s turn to the transaction details.

We’ve agreed to acquire Activision Blizzard for $95 per share in an all-cash transaction valued at $68.7 billion, inclusive of Activision Blizzard’s net cash. The acquisition will not impact our previously announced share buy-back program. The transaction has been approved by the board of directors of both Microsoft and Activision Blizzard. The transaction is expected to close in fiscal year 2023 and is subject to approval by Activision Blizzard shareholders and the satisfaction of certain regulatory approvals and other customary closing conditions.

On a non-gap basis, we anticipate the transaction will be accretive to EPS upon close. In this context, non-gap excludes the expected impact of purchased accounting adjustments, as well as non-recurring integration and transaction-related expenses.

Following the close of the transaction, we expect to report results for Activision Blizzard in our gaming business, and the Activision Blizzard’s business will report to Phil Spencer.

As you’ve heard from all of us this morning, we are excited by the opportunity ahead as we bring two companies with storied franchises together. Gaming is a category defined by innovation, technical ambition, creativity and a passionate pursuit to create joy and wonder for those who play. Bringing exciting new gaming experiences to everyone on the planet through this combination will drive long-term revenue growth and significant shareholder value.

With that, thank you all for joining us for this exciting announcement.

BRETT IVERSEN: Thank you for joining us today, and we look forward to speaking with you next week on Tuesday, January 25th, on our Q2 Fiscal Year 22 earnings call.

Forward-Looking Statements

This transcript contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 with respect to the proposed transaction and business combination between Microsoft Corporation (“Microsoft”) and Activision Blizzard, Inc. (“Activision Blizzard”), including statements regarding the benefits of the transaction, the anticipated timing of the transaction and the products and markets of each company. These forward-looking statements generally are identified by the words “believe,” “project,” “predicts,” “budget,” “forecast,” “continue,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “could,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions (or the negative versions of such words or expressions). Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this transcript, including but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect Activision Blizzard’s business and the price of the common stock of Activision Blizzard, (ii) the failure to satisfy the conditions to the consummation of the transaction, including the adoption of the merger agreement by the stockholders of Activision Blizzard and the receipt of certain governmental and regulatory approvals, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, (iv) the effect of the announcement or pendency of the transaction on Activision Blizzard’s business relationships, operating results, and business generally, (v) risks that the proposed transaction disrupts current plans and operations of Activision Blizzard or Microsoft and potential difficulties in Activision Blizzard employee retention as a result of the transaction, (vi) risks related to diverting management’s attention from Activision Blizzard’s ongoing business operations, (vii) the outcome of any legal proceedings that may be instituted against Microsoft or against Activision Blizzard related to the merger agreement or the transaction, (viii) the ability of Microsoft to successfully integrate Activision Blizzard’s operations, product lines, and technology, the impact of the COVID-19 pandemic on Activision Blizzard’s business and general economic conditions, (ix) restrictions during the pendency of the proposed transaction that may impact Activision Blizzard’s ability to pursue certain business opportunities or strategic transactions and (x) the ability of Microsoft to implement its plans, forecasts, and other expectations with respect to Activision Blizzard’s business after the completion of the proposed merger and realize additional opportunities for growth and innovation. In addition, please refer to the documents that Microsoft and Activision Blizzard file with the Securities and Exchange Commission (the “SEC”) on Forms 10-K, 10-Q and 8-K. These filings identify and address other important risks and uncertainties that could cause events and results to differ materially from those contained in the forward-looking statements set forth in this transcript. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Microsoft and Activision Blizzard assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Additional Information and Where to Find It

In connection with the transaction, Activision Blizzard will file relevant materials with the SEC, including a proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, Activision Blizzard will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the transaction. INVESTORS AND SECURITY HOLDERS OF ACTIVISION BLIZZARD ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE TRANSACTION THAT ACTIVISION BLIZZARD WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ACTIVISION BLIZZARD AND THE TRANSACTION. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the transaction (when they become available), and any other documents filed by Activision Blizzard with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov) or at Activision Blizzard’s website (https://investor.Activision.com) or by writing to Activision Blizzard, Investor Relations, 3100 Ocean Park Boulevard, Santa Monica, California, 90405.

Activision Blizzard and certain of its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from Activision Blizzard’s stockholders with respect to the transaction. Information about Activision Blizzard’s directors and executive officers and their ownership of Activision Blizzard’s common stock is set forth in Activision Blizzard’s proxy statement on Schedule 14A filed with the SEC on April 30, 2021 as amended on May 3, 2021. To the extent that holdings of Activision Blizzard’s securities have changed since the amounts printed in Activision Blizzard’s proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Information regarding the identity of the participants, and their direct or indirect interests in the transaction, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with the SEC in connection with the transaction.